Exhibit 10.1

CHANGE IN CONTROL BONUS AGREEMENT

This Change in Control Bonus Agreement (this “Agreement”) is made and entered into as of March 25, 2025 (the “Effective Date”), by and between Acorn Energy, Inc., a Delaware corporation (the “Company”) and Tracy Clifford (the “Executive”).

R E C I T A L S

WHEREAS, the Executive serves as Chief Financial Officer of the Company and Chief Operating Officer of OmniMetrix (as defined below); and

WHEREAS, the parties are entering into this Agreement to incentivize the Executive to continue to serve as Chief Operating Officer of, or in a similar executive capacity at, OmniMetrix.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

Section 1. Definitions.

As used herein the following terms shall have the following meanings:

“Cause” means any of the Executive’s (1) conviction of a felony, or plea of guilty or nolo contendere to any felony or any crime of moral turpitude; (2) repeated intoxication by alcohol or drugs during the performance of the Executive’s duties; (3) embezzlement or other willful and intentional misuse of any of the funds of the Company or its direct or indirect subsidiaries, (4) commission of a demonstrable act of fraud; or (5) willful and material misrepresentation or concealment on any written reports submitted to the Company or its subsidiaries; (6) failure to follow or comply with the reasonable, material and lawful written directives of the Board of Directors of the Company; or (7) conduct constituting a material breach of the Company’s then-current code of conduct or other similar written policy of the Company which has been provided to the Executive, which material breach is not cured within 10 days of notice thereof.

“Change in Control” means the first occurrence of any of the following: (1) the acquisition by a Person, or a group of Persons acting together, of a majority of the equity interests of the Company, OMX Holdings, Inc. or OmniMetrix, whether through purchase, merger, stock swap, or any similar deal structure; and (2) the sale or other disposition of all or substantially all the assets of the Company, OMX Holdings, Inc. or OmniMetrix.

“Change in Control Bonus” means a lump-sum cash bonus payment equal to $100,000 multiplied by the Years of Applicable Service.

“Change in Control Period” means the period of time beginning on the Effective Date and ending eighteen (18) months thereafter; provided that the Change in Control Period shall be extended up to an additional six (6) months if during the aforementioned eighteen (18) month period the Company shall enter into a definitive agreement or legally binding term sheet for a transaction which would result in a Change in Control.

“Committee” means the Compensation Committee of the Company’s Board of Directors.

“Company” has the meaning set forth in the opening paragraph of this Agreement.

“Effective Date” has the meaning set forth in the opening paragraph of this Agreement.

“Executive” has the meaning set forth in the opening paragraph of this Agreement.

“OmniMetrix” means the Company’s OmniMetrix, LLC subsidiary.

“Person” means a natural person or a company, which includes but is not limited to any partnership, corporation, trust, limited liability company, limited liability partnership, sole proprietorship, or other similar organization.

“Service” means the Executive’s service as Chief Operating Officer of, or in a similar executive capacity at, OmniMetrix.

“Years of Applicable Service” means the number of years (including partial years, for which an appropriate fraction will be added to the number of whole years) in the period commencing December 1, 2019, and ending upon the earlier of (1) consummation of the Change in Control or (2) in the case of an involuntary termination as described in Section 2(b) or voluntary termination as described in 2(d), the date of such termination.

Section 2. Change in Control Bonus.

(a) Payment of Change in Control Bonus to Executive in Service at the Time of the Change in Control. If a Change in Control shall occur, and Executive has remained in continuous Service from the Effective Date through consummation of the Change in Control, then the Company shall pay the Executive the Change in Control Bonus contemporaneous with the consummation of the Change in Control.

(b) Involuntary Termination without Cause or Due to Death or Disability Prior to a Change in Control. In the event of the involuntary termination of Service prior to a Change in Control (i) by the Company, other than for Cause, or (ii) due to death or disability, the Executive shall be entitled to a Change in Control Bonus upon the occurrence of a Change in Control of the Company within the Change in Control Period, payable contemporaneous with the consummation of the Change in Control.

(c) Involuntary Termination for Cause. In the event of the involuntary termination of Service for Cause prior to a Change in Control, then the Executive shall immediately forfeit her right to the Change in Control Bonus, and no Change in Control Bonus shall be paid to the Executive upon any Change in Control occurring after the date of such termination.

(d) Voluntary Termination for any Reason Prior to a Change in Control. In the event of the voluntary termination of Service by the Executive for any reason prior to a Change in Control, the Executive shall be entitled to a payment equal to seventy percent (70%) of the Change in Control Bonus upon the occurrence of a Change in Control within the Change in Control Period, payable contemporaneous with the consummation of the Change in Control.

2

Section 3. Intentionally Deleted.

Section 4. Administration. The Committee shall administer this Agreement. Except as otherwise specifically provided herein, the Committee shall have the sole responsibility for and the sole control of the operation and administration of this Agreement, and shall have the sole power, authority and discretion to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate this Agreement. In the administration of this Agreement, the Committee may, to the maximum extent permitted by law, engage agents and delegate to them such duties as it sees fit. No director, officer, agent or employee of the Company shall be personally liable to the Executive for any action taken or omitted in connection with the interpretation and administration of this Agreement.

Section 5. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the whole agreement between the parties relating to the subject matter hereof and supersedes any prior agreements or understandings related to such subject matter. This Agreement may not be amended without the prior written consent of the Company and the Executive.

(b) Section 409A. It is intended that this Agreement (including all amendments thereto) and the compensation provided hereunder complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. This Agreement shall be administered and interpreted to the extent possible in a manner consistent with that intent.

(c) No Right to Continued Employment or Service. This Agreement shall not give the Executive the right to remain in the employment or service of the Company. Subject to the payment of the Change in Control Bonus in accordance with the terms of this Agreement, the Company reserves the right to terminate the employment or service of the Executive at any time, for any reason (or no reason).

(d) Withholding. The Company shall have the right to withhold from any amount payable under this Agreement any federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

(e) Construction. If any provision of this Agreement is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of this Agreement, but shall be fully severable, and this Agreement shall be construed and enforced as if said illegal or invalid provision had never been inserted herein. For all purposes of this Agreement, where the context admits, the singular shall include the plural, and the plural shall include the singular. Headings of sections and subsections herein are inserted only for convenience of reference and are not to be considered in the construction of this Agreement.

3

(f) Nontransferability. Except as otherwise provided herein, no amount payable to the Executive under this Agreement will, except as otherwise specifically provided herein or by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. This Agreement is binding upon the Executive and her personal representatives, but, except as otherwise set forth in this Section 5(f), neither this Agreement nor any obligations or benefits under this Agreement may be assigned by the Executive. Any Change of Control Bonus payable under Section 2(b) following the death of the Executive shall be payable to the Executive’s designated beneficiary or to her heirs. Executive may assign the right to receive the Change in Control Bonus to Tracy Clifford Consulting LLC, a limited liability company wholly owned by Executive, or to another entity wholly owned by Executive, but no such assignment shall allow for any Change in Control Bonus to be paid for services provided by anyone other than Executive.

(g) Confidentiality. Payment of the Change in Control Bonus is contingent upon the Executive’s compliance, during the period prior to a Change in Control, with all confidentiality requirements, provisions or agreements related to any and all proposed Change in Control transactions, as determined by the Committee in its sole discretion.

(h) Governing Law, Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Delaware without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Delaware, County of New Castle. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(i) Expiration. This Agreement shall expire on the earlier of (i) the last day of the Change in Control Period and (ii) payment of any amount to which the Executive is entitled under Section 2.

(signature page immediately follows)

4

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ACORN ENERGY, INC.		TRACY CLIFFORD

By:
Jan H. Loeb
President & CEO

5